Change in Independent Accountants

On June 6, 2002, the Board of Trustees and Audit Committee dismissed Deloitte & Touche LLP as independent accountants of the Fund.

The reports of Deloitte & Touche LLP on the financial statements of the Fund for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

In connection with its audits for the two most recent fiscal years and through June 6, 2002, there have been no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Deloitte & Touche LLP would have caused them to make reference thereto in their report on the financial statements for such years.

The Fund has requested that Deloitte & Touche LLP furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter, dated November
27, 2002 is filed as Exhibit 77Q to this Form N-SAR.

The Fund, with the approval of its Board of Trustees and Audit
Committee, engaged Ernst & Young LLP as its new independent accountants as of June 6, 2002.